Exhibit c(4)

Exhibit C(4)

PROJECT MAKO

Summary Presentation

June 2009

PROJECT MAKO

OVERVIEW OF MARKETING PROCESS

Initial Marketing

?26 financial buyers contacted and seven strategic buyers

?14 NDAs executed

?Received five written proposals and two verbal

Excellere Diligence In Data Room

?Excellere is given access to data room

?All bidders contacted for revised proposals

?Heavy diligence during April and May

?Special committee contacts additional buyers:

? Five new financial buyers; 4 NDAs

?Five new strategic buyers

?Excellere submits final LOI at $47.3 million

JANUARY 2009

FEBRUARY 2009

MARCH 2009

APRIL 2009

MAY 2009

JUNE 2009

PROJECT MAKO

SUMMARY OF EXCELLERE FINAL LOI

Excellere acquires 100.0% of the equity of MTSI for $5.80 per share, based on a maximum of 6,748,282 fully diluted common stock equivalents outstanding at closing

Excellere assumes all disclosed liabilities, including debt of approximately $8.2 million at closing

Material terms and conditions:

Executive management investing and remaining with business

Satisfactory completion of due diligence

Execution of mutually satisfactory definitive agreement

Delivery of FY2009 audit and first quarter FY2010 financials by July 15, 2009

Other customary conditions

Break? up fee at signing of definitive agreement to buyer at 3.0% of purchase price plus financing fees and expenses in the event of a topping bid

$500,000 cap on expense reimbursement in the event of a topping bid during the exclusivity period

Break? up fee at signing of definitive agreement to seller at 3.0% of purchase price in the event buyer is unable to attain financing

45 days of exclusivity from date of LOI

Transaction expense cap of $2.1 million for expenses of seller

Project Mako

Comparable Premiums Analysis

($millions, except per share)

Announce Date	Target	Acquiror	Transaction Price per Share	Enterprise Value	Takeout Premium (Discount) Compared to Stock Price: 1-day Prior	60-day Prior	52-week High	52-week Low
2009 M&A Transactions - greater than $10.0 million less and than $100.0 million in enterprise value (1)								
5/30/2009	etrials Worldwide	Merge Healthcare	$ 1.70	$ 14.0	33.9%	165.6%	(20.2%)	214.8%
5/28/2009	CuraGen (2)	Celldex Therapeutics	1.64	28.4	31.2%	82.2%	31.2%	272.7%
5/28/2009	FiberNet Telecom Group	Zayo Group	11.45	93.6	15.5%	5.1%	(0.8%)	112.0%
5/20/2009	Franklin Electronic Publishers	Management Group	2.35	10.4	117.6%	190.1%	9.8%	291.7%
5/18/2009	IDM Pharma	Takeda America	2.64	59.7	0.8%	48.3%	(27.3%)	82.1%
5/18/2009	Kona Grill	Mill Road Capital	4.60	34.4	17.1%	143.4%	(48.7%)	303.5%
5/11/2009	Catapult Communications Corp.	Ixia	9.25	68.4	14.1%	46.8%	9.5%	207.3%
4/9/2009	Endocare	HealthTronics (3)	1.25	15.0	81.2%	83.8%	(79.7%)	212.5%
3/11/2009	En Pointe Technologies	Management Group	2.50	19.9	212.5%	212.5%	(11.7%)	346.3%
2/20/2009	Entrust	Thoma Bravo	1.85	89.4	22.5%	25.9%	(45.1%)	83.2%
2/19/2009	Pomeroy IT Solutions	Management Group	4.50	16.1	27.1%	24.0%	(35.3%)	90.7%
2/19/2009	Wilshire Enterprises	Bulldog Investors	2.00	30.7	49.6%	94.2%	(47.9%)	117.4%
2/9/2009	SiRF Technology Holdings (4)	CSR	2.11	22.3	95.4%	35.3%	(72.7%)	131.9%
				Mean	55.3%	89.0%	(26.1%)	189.7%
				Median	31.2%	82.2%	(27.3%)	207.3%
				Min	0.8%	5.1%	(79.7%)	82.1%
				Max	212.5%	212.5%	31.2%	346.3%
	Mako (5)	**Excellere Partners**	**$ 5.80**	**47.3**	**25.3%**	**93.3%**	**(35.3%)**	**150.0%**

(1) Deals involving U.S. buyers and sellers; excluded deals in which debt accounted for over 50.0% of enterprise value.
(2) Curagen will receive consideration from Celldex Therapeutics in stock, the exchange ratio has yet to be determined.
(3) Endocare rejected a bid from HealthTronics of $2.25 per share in September 2008.
(4) SiRF Technology Holdings will receive consideration from CSR in stock.
(5) Assumes transaction occurred announced on June 5, 2009
Source: CapitalIQ

- 3 -

PROJECT MAKO

M&A OVERVIEW– TIMELINE

2006 – Q2 2007 Excessive Liquidity

Vibrant debt market drives deal activity

Aggressive leverage multiples inflate valuations

Favorable financing terms with stapled debt become norm

Financial acquirors able to outbid strategic buyers

Emergence of buyer? friendly terms in tandem with valuations

Large alternate? site buyouts (HealthSouth, Radiation Therapy Services, United Surgical Partners, Symbion)

Two IPOs and eight follow? ons across health care services

2nd Half of 2007 2008 Credit Market Crisis

Capital market fragility emerges as syndication market closes Financing flight to quality Deal market slows dramatically as lenders face reality of the term “commitment” Lender? friendly terms:

Lower leverage

Conditional commitments

Multiple covenants

LIBOR floors

All? in yields

CY2009

Slow and Cautious Emergence

Hangover from debt frenzy, though some cautious optimism emerging

Despite government intervention, lending remains scarce, particularly in Q1

Scaled back structure in financial institutions, many banks emerge in relatively healthy shape

Revised terms and increased spreads – low interest rates demand high? up front financing costs and LIBOR floors

More consideration likely to be given to negotiated sales versus auctions

PROJECT MAKO

M&A MARKET OVERVIEW– DEAL VOLUME

Middle market deal activity ($10M $ ? 500M) remained relatively constant over the 2005? 2007 period, while overall M&A activity increased and subsequently decreased largely due to fluctuations in activity for larger (greater than $500M) deals.

Through 2008, the market witnessed several shocks with a strong decline driven by the tightening of the debt markets and quickly disappearing liquidity, in addition to lagging seller expectations. The entire market suffered, while smaller deals where the least affected. In the overall U.S. M&A market, total transaction value declined 40.5% from Q2 CY2008 to Q1 CY2009.

U.S. M&A Market Activity ?($10M ?$100M)

$20.0	Deal Value Deal Volume 500
$16.0	400
$12.0	300

($ billions) $8.0 200 Volume

$4.0	100

$? 0

1Q05 2Q05 3Q05 4Q05 1Q06 2Q06 3Q06 4Q06 1Q07 2Q07 3Q07 4Q07 1Q08 2Q08 3Q08 4Q08 1Q09

U.S. M&A Market Activity ?($100M ?$500M)

$50.0 $40.0 $30.0 $20.0 $10.0 $?

($ billions)

Deal Value Deal Volume

200 160 120

80

40 0

Volume

1Q05 2Q05 3Q05 4Q05 1Q06 2Q06 3Q06 4Q06 1Q07 2Q07 3Q07 4Q07 1Q08 2Q08 3Q08 4Q08 1Q09

U.S. M&A Market Activity ?($500M ?$1,500M)

$75.0	Deal Value Deal Volume 75

$60.0

$45.0	50

($ billions) $30.0 Volume

25

$15.0

$? 0

Source: Capital IQ.

1Q05 2Q05 3Q05 4Q05 1Q06 2Q06 3Q06 4Q06 1Q07 2Q07 3Q07 4Q07 1Q08 2Q08 3Q08 4Q08 1Q09

U.S. M&A Market Activity ? (Greater than $1,500M)

$600.0 $480.0 $360.0 $240.0 $120.0 $?

($ billions)

Deal Value Deal Volume

70 60 50 40

30

20 10 0

Volume

1Q05 2Q05 3Q05 4Q05 1Q06 2Q06 3Q06 4Q06 1Q07 2Q07 3Q07 4Q07 1Q08 2Q08 3Q08 4Q08 1Q09

PROJECT MAKO

M&A MARKET OVERVIEW – LBO SIZE AND VOLUME

# of Deals / % ofTotal Deals

Private Equity Activity and Average LBO Size

500.0 450.0 400.0 350.0 300.0 250.0 200.0 150.0 100.0 50.0 0.0

443 / 21.4% 437 / 21.6%

374 / 20.2%

296 / 18.7% $1,367.0 $1,427.1 226 / 17.6%

$591.2

237 / 16.7%

211 / 9.7% 207 / 9.7%

162 / 6.8% 180 / 14.0%

$300.5	$339.8 $319.5 147 / 10.8% $335.5 $301.9 $425.0
$211.5	$437.0

1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008

$1,600 $1,400 $1,200 $1,000 $800 $600 $400 $200 $0

Average LBO Size ($millions)

Source: SDC Platinum, 12/31/2008.

Includes only transactions with disclosed values greater than $25.0 million.

PROJECT MAKO

M&A MARKET OVERVIEW – LBO SEGMENTED ACTIVITY

Middle market ($10M ?$500M) leveraged buy? outs have experienced a decline, but are still active. Larger transactions (greater than $500M) suffered a significantly steeper decline due to higher costs of debt from the rapid deterioration of the credit markets in 2H CY2007.

U.S. Leveraged Buyout Activity (? $10M $ ? 100M)

($ billions)

$2.0 $1.6 $1.2 $0.8 $0.4 $?

Deal Value Deal Volume

50 40 30 20 10 0

Volume

1Q05 2Q05 3Q05 4Q05 1Q06 2Q06 3Q06 4Q06 1Q07 2Q07 3Q07 4Q07 1Q08 2Q08 3Q08 4Q08 1Q09

U.S. Leveraged Buyout Activity (? $100M $ ? 500M)

($ billions)

$10.0 $8.0 $6.0 $4.0 $2.0 $?

Deal Value Deal Volume

50 40 30 20 10 0

Volume

1Q05 2Q05 3Q05 4Q05 1Q06 2Q06 3Q06 4Q06 1Q07 2Q07 3Q07 4Q07 1Q08 2Q08 3Q08 4Q08 1Q09

U.S. Leveraged Buyout Activity (? $500M $ ? 1,500M)

($ billions)

$25.0 $20.0 $15.0 $10.0 $5.0 $?

Deal Value Deal Volume

40 32 24 16 8 0

Volume

1Q05 2Q05 3Q05 4Q05 1Q06 2Q06 3Q06 4Q06 1Q07 2Q07 3Q07 4Q07 1Q08 2Q08 3Q08 4Q08 1Q09

U.S. Leveraged Buyout Activity (Greater ? than $1,500M)

($ billions)

$250.0 $200.0 $150.0 $100.0 $50.0 $?

Deal Value Deal Volume

40 32 24 16 8 0

Volume

1Q05 2Q05 3Q05 4Q05 1Q06 2Q06 3Q06 4Q06 1Q07 2Q07 3Q07 4Q07 1Q08 2Q08 3Q08 4Q08 1Q09

PROJECT MAKO

M&A MARKET OVERVIEW – DEAL STRUCTURE

Low costs of financing and increased capital flows to private equity firms made their cash acquisition offers increasingly competitive, causing cash to become the currency of choice in acquisitions.

Cash Considerations for M&A Transactions (U.S. Targets)

100% 90% 80% 70% 60% 50% 40% 30% 20% 10% 0%

42.1%	46.5% 47.6% 45.4%

53.8%

62.8%	63.9% 62.1% 63.6% 69.4% 69.0% 68.2% 68.9%

35.7%

32.0%	32.3% 33.9% 21.5%
14.1%	13.7% 11.3% 11.5%
9.2%	8.8% 11.0% 14.6%
22.1%	21.4% 20.0% 20.6% 24.6% 23.0% 22.4% 26.6% 24.9% 21.4% 22.2% 20.8% 16.5%

1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 Q1 09

Combo Stock Cash

Source: FactSet MergerStat

PROJECT MAKO

PUBLIC EQUITY OVERVIEW – YTD 2009 OVERVIEW

The public markets were nearly stagnant at the beginning of 2009, only 13 transactions were completed in January 2009, compared to 84 in May 2009. Many of these more recent transactions have been in the finance industry and are a direct result of pressure from the U.S. government to raise equity.

Investors have placed more faith in companies that are currently public, rather than taking on the risk of IPOs. YTD 2009 there have been 179 follow? on offerings and only seven initial public offerings.

Through the first five months of 2009, there has not been a health care service company raise public equity.

Public Equity Activity YTD CY2009 by Sector($s in millions)

$100,000 84

$80,000

$60,000

$40,000

44

$20,000 13 15 15

$?

Jan Feb Mar Apr May

Public Equity Activity YTD CY2009 by Sector

$60,000 $50,000 $40,000 $30,000 $20,000 $10,000 $?

Auto Const. Finance HC ? Services HC ? Other Insur.

Leisure Mining Oil & Gas Real Estate Telecomm Transport Utility Other

Follow On Offerings Initial Public Offerings

Project Mako

Debt Market Overview – Summary

- Challenging economic and financial environment
  - Credit is slowly being restored.
  - With the secondary loan market near record lows of 74, all-in pricing has spiked to more than L+1500, putting pressure on new issue deals and relative value.
  - Poor economic reports combined with rising default rates and deteriorating credit quality have pushed loan values lower.
- Lenders taking cautious approach to risk
  - Second-lien loan volume in 2008 was down 87.0%, to just $3.5 billion.
  - Dividend loans were off 95.0%, to $2.6 billion.
  - Appetite for covenant-lite structures, which accounted for 25.0% of institutional volume in 2007, virtually disappeared in 2008 and early 2009.
- Amendment actively has increased steadily since mid September
  - Over 200 amendments in 2008, with over 75 amendments in the fourth quarter of 2008 alone, along with increased 'debt buyback' activity.



Leveraged Loan Indices- All Time Lows (Sep 08 - Jan 09)
Secondary Pricing (100=par)
95
90
85
80
75
70
65
60
12,000
11,000
10,000
9,000
8,000
7,000
DJIA
73.9
(Down 16%)
68.1
(Down 25%)
Sep 08
Oct 08
Nov 08
Dec 08
Jan 09
SMI 100 (1)
LCD Flow Names (2)
DJIA



Debt Amendments
4%
7%
6%
11%
50%
22%
Covenant loosening
Refinancing
Covenant violations
Buyback
Other
Change of control

(1) Index of top 100 leverage loans

(2) Top 15 liquid loans tracked by Standard and Poor's LCD

- 10 -

PROJECT MAKO

DEBT MARKET OVERVIEW

There has been a dramatic in the bid price of leveraged loans over the past three years. In 2007, 91.0% of leveraged loans priced at 90.0 or more, compared to only 30.0% through May 2009.

Distribution by Bid Price of the S&P / LSTA Leveraged Loan Index

100%

100% 91%

80%

65%

60%

39% 40%

31% 31% 30%

20%

9%

0% 0% 0% 4% 0%

2006 2007 2008 YTD 2009

< 70.0% 70.0%?90.0% > 90.0%

Source: S&P LSTA ? .